As filed with the Securities and Exchange Commission on April 3, 2001

                               Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-8
                       REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933


                            TENSLEEP CORPORATION
        (Exact name of registrant as specified in its charter)


               Colorado                                33-0789960
     (State or other jurisdiction                     (IRS Employer
     of incorporation or organization)                    Identification No.)



                        2001 STOCK OPTION PLAN
                       (Full Title of the Plan)


                         Mr. Ronald S. Tucker
                          86025 52nd Avenue
                   Coachella, California 92236-2701
                            (888) 443-2656
      (Name, address and telephone number of agent for service)

                              Copies to:
                         John W. Martin, Esq.
                 5777 West Century Blvd., Suite 1540
                    Los Angeles, California 90045
                            (310) 342-6800

                   CALCULATION OF REGISTRATION FEE

                      Amount to     Proposed Maximum    Proposed Maximum
Title of Securities      Be         Offering Price Per  Aggregate Offering  Amount of
Registered          Registered       Unit                Price              Registration Fee

Common Stock,
no par value          3,000,000(1)   $0.21(1)            $630,000(1)        $   158


(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price was determined by averaging the bid and asked price for the Common Stock as reported on March 28, 2001 on the OTC Electronic Bulletin Board.


                              PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the Tensleep Corporation (the "Company") 2001 Stock Option Plan, pursuant to Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended.


                               PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (a)  The Company's Registration Statement on Form 10-SB
(Registration No. 000-30164) filed with the Commission on July 22, 1999;

          (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Form 10-SB referred to in clause (a) above;

          (c)  The description of the Company's Common Stock contained in
Item 11, "Description of Securities" in the Company's Registration Statement on Form 10-SB (Registration No. 000-30164) referred to in clause (a) above;

          (d) Any and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law against certain losses that may be incurred concerning any proceeding that arises because such person is or was an agent of the Company. The Company believes that indemnification under the Bylaws covers at least negligence and gross negligence by an indemnified party, and permits the Company to advance litigation expenses for stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay those advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, the Company's Articles of Incorporation provide that, pursuant to Colorado law, its directors will not be liable to the Company or its stockholders for monetary damages for an act or omission in the director's capacity as a director. This provision does not eliminate or limit the liability of a director to the extent the director is found liable for a breach of the director's duty of loyalty to the Company for acts or omissions lacking good faith or involving intentional misconduct, or a knowing violation of the law, for actions leading to improper personal benefit to the director and for an act or omission for which the liability of the director is explicitly provided by applicable statute. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state and federal environmental laws.

     The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:

     INDEMNIFICATION: To the extent permitted under the Colorado Corporation Act, the corporation shall indemnify any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the corporation. The corporation further hereby indemnifies its directors, officers, agents, fiduciaries and employees against any claim, liability, or expense arising against or incurred by them in all other circumstances and to maintain insurance for such persons to the full extent permitted under the Colorado Corporation Act. Such indemnification shall inure to the benefit of the estates, heirs, devisees and personal representatives of such persons. For the purpose of these Articles of Incorporation, the term "official capacity" when used with respect to any director, officer, agent fiduciary or employee shall include services with the corporation or a parent, subsidiary, or affiliated corporation or any other entity.


     The specific provisions of the Bylaws of Registrant with respect to the indemnification of directors and officers are as follows:

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. The corporation shall indemnify all persons who have served or may serve at any time as officers or directors of the corporation, and their heirs, executors, administrators, successors, and assigns, from and against any and all loss and expense, including amounts paid in settlement before or after suit is commenced, and reasonable attorneys' fees, actually and necessarily sustained as a result of any claim, demand, action, proceeding, or judgment that may be asserted against any such persons, or in which any such persons are made parties by reason of their being or having been officers or directors of the corporation. However, this right of indemnification shall not exist in relation to matters where it is adjudged in any action, suit, or proceeding that any such persons are liable for negligence or misconduct in the performance of duty and in any case, the right to indemnification shall be subject to the approval of a majority of disinterested directors.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


Item 8.   EXHIBITS.


     Exhibit
     Number                        Description

     4.0                      2001 Stock Option Plan

     5.0                      Opinion of Law Office of John W. Martin

     23.0                          Consent of Brabo, Carlsen & Cahill,
                                   Certified Public Accountants

     23.1                          Consent of Law Office of John W. Martin
                                    (included in Exhibit 5.0)

Item 9.   UNDERTAKINGS.

     A.   Undertaking pursuant to Rule 415.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:


               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

     B. Undertaking for Filings Incorporating Subsequent Exchange Documents by Reference.

          For purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   Undertaking in respect of indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                              SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coachella, State of California, on the 29 day of March, 2001.

                              TENSLEEP CORPORATION


                               /s/ Ronald S. Tucker_
                                   Ronald S. Tucker
                              Chief Executive Officer, President
                                        and
                                Chief Financial Officer
                              (Principal Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                Title               Date


  /s/ Ronald S. Tucker              Chief Executive      March 29, 2001
                              Officer, President,
                              Chief Financial
                              Officer and
                              Director



 /s/ Christopher Rayne              Chief Operating      March 29, 2001
                              and Director



 /s/ H. Glen Larson           Director            March 29, 2001










                               INDEX TO EXHIBITS




     Exhibit No.              Description of Exhibit

       4.0                    2001 Stock Option Plan

       5.0                    Opinion of Law Office of John W.
                         Martin (filed herewith)

       23.0                   Consent of Brabo, Carlsen & Cahill, Cerfitied
                         Public Accountants (filed herewith)

       23.1              Consent of Law Office of John W.
                          Martin (filed herewith)